SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 9, 2001

SOLECTRON CORPORATION
(Exact name of registrant as specified in charter)

Delaware	1-11098	94-2447045

(State or other jurisdiction	(Commission	(IRS Employer

of incorporation)	File Number)	Identification No.)

777 Gibraltar Drive, Milpitas, California	95035

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 957-8500

Not Applicable
(Former name or former address, if changed since last report.)

     This Amendment No. 1 to Solectron’s Current Report on Form 8-K filed August 14, 2001 (the “8-K”) amends and restates the 8-K in its entirety.

Item 5. Other Events.

     On August 9, 2001, Solectron Corporation (“Solectron”) and C-MAC Industries (“C-MAC”) issued a press release announcing that they had entered into a Combination Agreement (the “Combination Agreement”) dated as of August 8, 2001 by and between Solectron, 3924548 Canada Inc., an indirect wholly-owned subsidiary of Solectron, and C-MAC. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

     The Combination Agreement provides for a business combination in which holders of common shares of C-MAC will be entitled to receive either 1.755 shares of common stock of Solectron or 1.755 exchangeable shares of an indirect wholly-owned subsidiary of Solectron for each common share of C-MAC held by them, and Solectron would thereby acquire C-MAC. Each exchangeable share will (a) be exchangeable for one share of Solectron common stock, (b) entitle its holder to receive dividends economically equivalent to dividends paid on Solectron’s common stock, (c) entitle its holder to participate in any liquidation of Solectron on the same basis as holders of Solectron common stock and (d) pursuant to a trust agreement in which a share of special voting stock of Solectron will be deposited, carry the right to vote at meetings of the stockholders of Solectron.

     Closing under the Combination Agreement is conditioned on, among other things, approval by Solectron’s stockholders and C-MAC’s stockholders and option holders, expiration or termination of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Competition Act (Canada) and the receipt of necessary approvals under the Investment Canada Act, and approval of the plan of arrangement by which the transaction will be implemented by the Ontario Court of Justice (General Division) under relevant provisions of the Ontario Business Corporations Act.

     The Combination Agreement contains prohibitions on the solicitation of, negotiations with respect to, or other activity to facilitate, competing acquisition proposals involving C-MAC. The Combination Agreement further provides that C-MAC is obligated to pay Solectron a break-up fee of $75 million if (a) C-MAC terminates the Combination Agreement to accept a superior acquisition proposal, (b) if Solectron terminates the combination agreement based on C-MAC’s board recommending a competing acquisition proposal or breaching the non-solicitation provisions of the Combination Agreement, among other things, or (c) if an alternative acquisition involving C-MAC is consummated within a certain period of time after C-MAC’s shareholders fail to approve the transaction with Solectron in the aftermath of a publicly announced competing acquisition proposal for C-MAC.

     The transactions contemplated by the Combination Agreement are intended (a) to allow Canadian shareholders of C-MAC who are residents of Canada for purposes of the Income Tax Act (Canada) the opportunity to dispose of their C-MAC common shares on a tax-deferred or “roll-over”

basis for Canadian income tax purposes, and (b) to constitute a taxable acquisition of the assets of C-MAC for U.S. federal income tax purposes, which will therefore be taxable to U.S. shareholders of C-MAC.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits.

99.1	Press Release of Solectron Corporation and C-MAC Industries Inc. dated August 9, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2001	SOLECTRON CORPORATION

/s/ Susan S. Wang

Susan S. Wang Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

99.1	Press Release of Solectron Corporation and C-MAC Industries Inc. dated August 9, 2001.